Exhibit 4.2

DB MASTER FINANCE LLC,
as Master Issuer,

and

CITIBANK, N.A.,
as Trustee and Securities Intermediary

FIRST SUPPLEMENT

dated as of October 23, 2017

to

BASE INDENTURE

dated as of January 26, 2015

$1,750,000,000 Series 2015-1 3.980% Fixed Rate Senior Secured Notes, Class A-2-II
$150,000,000 Series 2017-1 Variable Funding Senior Notes, Class A-1
$600,000,000 Series 2017-1 3.629% Fixed Rate Senior Secured Notes, Class A-2-I
$800,000,000 Series 2017-1 4.030% Fixed Rate Senior Secured Notes, Class A-2-II

FIRST SUPPLEMENT, dated as of October 23, 2017 (this “Indenture Supplement”), by and between DB MASTER FINANCE LLC, a Delaware limited liability company (the “Master Issuer”), and CITIBANK, N.A., a national banking association, as trustee (in such capacity, the “Trustee”) and securities intermediary (in such capacity, the “Securities Intermediary”), to the Base Indenture, dated as of January 26, 2015, by and between the Master Issuer and the Trustee and Securities Intermediary

(as amended, modified or supplemented from time to time, exclusive of Series Supplements (as defined in Annex A thereto), the “Base Indenture”).
PRELIMINARY STATEMENTS
WHEREAS, pursuant to Sections 13.1(a)(iv) and (ix), respectively, of the Base Indenture, the Master Issuer and the Trustee may, without the consent of any Noteholder, the Control Party, the Controlling Class Representative or any other Secured Party, enter into one or more Supplements to the Base Indenture for the purpose of (i) correcting any manifest error or defect or curing any ambiguity, defect or inconsistency or correcting or supplementing any provisions of the Base Indenture, any Series Supplement, any Notes, the Guarantee and Collateral Agreement or any other Indenture Document to which the Trustee is a party which may be inconsistent with any other provision thereof or with any related offering memorandum and (ii) facilitating the transfer of Notes in accordance with applicable Requirements of Law;
WHEREAS, pursuant to Section 14.18(e) of the Base Indenture, if at any time any change in GAAP would affect the computation of any covenant, incurrence test or other restriction affecting any Securitization Entity or Non-Securitization Entity that is set forth in the Base Indenture or any Related Document (including the calculation of Covenant Adjusted EBITDA), and the Manager shall so request, the Control Party and the Manager shall negotiate in good faith to amend the provisions of the Related Documents related to such covenant, incurrence test or other restriction to preserve the original intent thereof in light of such change in GAAP;
WHEREAS, pursuant to Section 13.2(a) of the Base Indenture, the Master Issuer and the Trustee may, with the written consent of the Control Party (at the direction of the Controlling Class Representative), enter into one or more Supplements to the Base Indenture for the purpose of amending, modifying or waiving any provisions of the Base Indenture, the Guarantee and Collateral Agreement, any Supplement or any other Indenture Document to which the Trustee is a party (unless otherwise provided in such Supplement); provided that any amendment, waiver or modification of Section 13.2 of the Base Indenture (and certain other amendments, waivers or modifications not pertaining to the amendments set forth herein) shall require the consent of each affected Noteholder and each other affected Secured Party;
WHEREAS, the Master Issuer and the Trustee and Securities Intermediary wish to amend the Base Indenture (i) pursuant to Section 13.1(a)(iv) thereof, to conform the definition of “Indemnification Amounts” set forth therein to conform with the definition of such term set forth in the offering memoranda for the Series 2015-1 Notes and the Series 2017-1 Notes, (ii) pursuant to Section 13.1(a)(ix) thereof, to facilitate the transfer of the Series 2015-1 Notes, (iii) pursuant to Section 14.18(e) thereof, to make certain changes to the definitions of the terms “Capitalized Lease Obligations,” “Covenant Adjusted EBITDA” and “Indebtedness” to preserve the original intent thereof in light of anticipated changes in GAAP and (iv) pursuant to Section 13.2(a) thereof, as further set forth herein;
WHEREAS, the Master Issuer has provided written notice to each Rating Agency of the proposed amendments described in the immediately preceding paragraph no less than ten (10) days prior to the date hereof;
WHEREAS, the Manager has requested that the Control Party and the Master Issuer amend the Base Indenture to make the changes described in clause (iii) of the second preceding paragraph; and
WHEREAS, the Controlling Class Representative has directed the Control Party to consent to, and each affected Secured Party has consented to, the amendments described in clause (iv) of the third preceding paragraph, to the extent that the consent of the Control Party or the affected Secured Parties, as the case may be, to such amendments is required pursuant to the Base Indenture;
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Unless otherwise specified herein, all capitalized terms used herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Base Indenture or the Series 2017-1 Supplement, dated as of the date hereof, by and among the Master Issuer and the Trustee and Securities Intermediary (as amended, modified or supplemented from time to time, the “Series 2017-1 Supplement”), and all Article, Exhibit, Section or Subsection references herein shall refer to Articles, Exhibits, Sections or Subsections of the Base Indenture.
ARTICLE II
AMENDMENTS
Section 2.1    Effective Date Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 3.1 hereof, the Base Indenture is hereby amended as follows, effective as of the date hereof:

(a)    pursuant to Section 13.1(a)(iv) thereof, to amend and restate the definition of “Indemnification Amounts” set forth in Annex A thereof in its entirety, as set forth below:
““Indemnification Amounts” means with respect to any Franchise Arrangement or Real Estate Asset that is a Defective Asset, an amount, as calculated by the Manager, equal to the product of (i) the quotient obtained by dividing (A) the sum of all Retained Collections under such Franchise Arrangement or Real Estate Asset as the case may be received during the 12-month period immediately preceding the date such Franchise Arrangement or Real Estate Asset as the case may be became a Defective Asset by (B) the aggregate amount of all Retained Collections received during such 12-month period and (ii) the Aggregate Outstanding Principal Amount. With respect to any Franchise Arrangement or Real Estate Asset that does not have a 12-month operating period as of the date such Franchise Arrangement or Real Estate Asset was included in the Collateral such Franchise Arrangement or Real Estate Asset’s contribution to Retained Collections will equal (a) in the case of a Franchise Arrangement, the average of all collected Franchisee Payments under all ~~such~~ Franchise ~~Arrangement~~ Arrangements during the 12-month period ending as of the date such Franchise Arrangement was included in the Collateral and (b) in the case of any Real Estate Asset, the aggregate scheduled Franchisee Lease Payments due to the applicable Real Estate Holder in respect thereof during the 12-month period after such inclusion minus all Real Estate Obligations during such period with respect to such Real Estate Asset.”
(b)    pursuant to Section 13.1(a)(ix) thereof, to insert the language below as a new Section 2.17:
“Section 2.17 Transfer Restrictions on Notes.
“Notwithstanding any other provision of this Base Indenture or Series Supplement with respect to the Series 2015-1 Notes (the “Series 2015-1 Supplement”) to the contrary, (i) any Series 2015-1 Note or any interest in a Series 2015-1 Note may be offered, sold, pledged or otherwise transferred (A) to a transferee that is not a Qualified Purchaser or (B) outside the United States to a transferee that is a “U.S. Resident” as defined for purposes of the 1940 Act, provided in each case that such transferee otherwise meets the applicable requirements for a transferee with respect to such Series 2015-1 Note (or interest therein) set forth in the Series 2015-1 Supplement and (ii) the Master Issuer shall not be required to take any actions (including, for the avoidance of doubt, the actions specified in Section 4.5 of the Series 2015-1 Supplement) to ensure that the Series 2015-1 Notes (or any interest therein) are not offered, sold, pledged or otherwise transferred to transferees that are (A) not Qualified Purchasers or (B) in the case of transfers outside the United States, “U.S. Residents” as defined for purposes of the 1940 Act.”
Section 2.2    Accounting-Related Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 3.1 hereof, pursuant to Section 14.18(e) thereof,
(a)    the Base Indenture is hereby amended, effective as of December 31, 2017, to amend and restate the definition of “Covenant Adjusted EBITDA” set forth in Annex A thereof in its entirety, as set forth below:
““Covenant Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period (a) plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense; (ii) provision for United States federal, state, local and foreign taxes based on income, profits or capital, including franchise, excise, withholding or similar taxes and any penalties and interest relating to any tax examinations; (iii) losses on disposed, abandoned or discontinued operations or attributable to asset dispositions not in the ordinary course of business, early extinguishment of Indebtedness or swap contracts; (iv) non-cash stock based compensation expense; (v) impairment losses on assets; (vi) depreciation and amortization expense, including the amortization of any step-up intangibles on equity method investments resulting from the application of purchase accounting; (vii) expenses or charges related to any actual or contemplated investment, acquisition or disposition, issuance of Equity Interests, recapitalization or incurrence or repayment of Indebtedness (including fees and expenses relating to the offering of any Notes and any amendments, supplements and modifications of the Base Indenture) (in each case, whether or not successful); (viii) costs related to business optimization (including relating to systems design, upgrade, implementation costs, franchise-related restructuring programs, non-recurring franchisee information technology and market research programs); (ix) other unusual, extraordinary or nonrecurring items; ~~and~~ (x) any net loss resulting from currency translation losses related to currency remeasurements of Indebtedness (including any net loss resulting from hedge agreements for currency exchange risk) and any foreign currency transaction or translation losses; and (xi) for any period of four Quarterly Fiscal Periods ending on or after March 31, 2018, any increase to deferred revenue related to Franchise Agreements or SDAs; and (b) minus, without duplication, to the extent added in calculating such Consolidated Net Income, (i) gains on disposed, abandoned or discontinued operations or attributable to asset dispositions not in the ordinary course of business, early extinguishment of Indebtedness or swap contracts; (ii) any net gain resulting from currency translation gains related to currency remeasurements of Indebtedness (including any net gain resulting from hedge agreements for currency exchange risk) and any foreign currency transaction or translation gains; ~~and~~ (iii) unusual, extraordinary or nonrecurring gains; and (iv) for any period of four Quarterly Fiscal Periods ending on or after March 31, 2018, any decrease to deferred revenue related to Franchise Agreements or SDAs.”
(b)    the Base Indenture is hereby amended, effective as of December 30, 2018:
(i)    to amend and restate the definition of “Capitalized Lease Obligations” set forth in Annex A thereof in its entirety, as set forth below:
““Capitalized Lease Obligations” means the obligations of a Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are or would be required to be classified and accounted for as either capital leases or finance leases on a balance sheet of such Person under GAAP and, for the purposes of the Indenture, the amount of such obligations will be the ~~capitalized~~ amount ~~thereof~~ of such liability determined in accordance with GAAP. For the avoidance of doubt, obligations or liabilities that are considered operating leases under GAAP shall not be considered Capitalized Lease Obligations.”

(ii)    to amend and restate the last sentence of the definition of “Indebtedness” set forth in Annex A thereof in its entirety, as set forth below:
“For the avoidance of doubt, (I) guarantees with respect to ~~operating~~ franchisee leases and product volumes and (II) other obligations or liabilities that are considered operating leases under GAAP shall not be considered Indebtedness.”
Section 2.3    Springing Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 3.1 hereof, pursuant to Section 13.2(a) thereof, the Base Indenture is hereby amended as follows, effective as of the date that all of the Series 2015-1 Notes have been paid in full (the “Springing Amendment Effective Date”):
(a)    to insert the language below as a new Section 5.21:
“Section 5.21 Hague Securities Convention.
“The parties hereto agree that, with respect to each securities account, the law in force in the State of New York is applicable to all issues specified in Article 2(1) of the Hague Securities Convention. The Securities Intermediary represents that it has an office in the State of New York which is engaged in a business or other regular activity of maintaining securities accounts.”
(b)    to amend and restate Section 8.7(d) thereof in its entirety, as set forth below:
“(d) The Master Issuer agrees that it will not, and will cause each Securitization Entity not to, without the prior written consent of the Control Party, amend, modify, waive, supplement, terminate or surrender, or agree to any amendment, modification, supplement, termination, waiver or surrender of, the terms of any of the Related Documents; provided, however, that the Securitization Entities may agree to any amendment, modification, supplement or waiver of any such term of any Related Document without any such consent (x) to the extent permitted under the terms of such other Related Documents, (y) as contemplated by Section 13.01 hereof and (z) as follows:”
(c)    to add the following sentence to the end of Section 11.1(e) thereof:

“For the avoidance of doubt, any Person appointed as Controlling Class Representative pursuant to this Section 11.1 shall continue to act as Controlling Class Representative until the earlier of (i) the effective date of the resignation or removal of such Controlling Class Representative pursuant to Section 11.2 or (ii) if a CCR Re-Election Event has occurred, the last day of the related CCR Election Period (unless such Person is elected as Controlling Class Representative during such CCR Election Period).”
(d)    to amend and restate the first sentence of Section 13.2(a) thereof in its entirety, as set forth below:
“(a) Except as provided in Section 13.1 or Section 14.18(e), the provisions of this Base Indenture, the Guarantee and Collateral Agreement, any Supplement and any other Indenture Document to which the Trustee is a party (unless otherwise provided in such Supplement) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing in a Supplement and consented to in writing by the Control Party (at the direction of the Controlling Class Representative).”
(e)    to add the following language as a new Section 13.2(d) thereof:
“Notwithstanding anything to the contrary herein, in addition to any amendment, modification or waiver effected in accordance with the provisions of Section 13.01 or Section 13.02(a), the provisions of this Base Indenture or any Series Supplement may be amended, modified or waived in writing by the Master Issuer and the Trustee with the consent of the Noteholders required therefor pursuant to the related Variable Funding Note Purchase Agreements (but without the consent of any other Person), if such amendment, modification or waiver is with respect to any of the terms of the Base Indenture or such Series Supplement, as applicable, relating to a Series of Class A-1 Notes (regardless of whether such amendment, modification or waiver would have the effect of modifying cash flows allocated pursuant to the Priority of Payments or otherwise affect any other Class or Series of Notes); provided, however, no such amendment may adversely affect (x) the Trustee without the Trustee’s prior consent or (y) the Servicer without the Servicer’s prior consent.”
(f)    to amend and restate the definition of “Leadership Team” set forth in Annex A thereof in its entirety, as set forth below:

““Leadership Team” means the persons at DBI holding the following offices immediately prior to the date of the occurrence of a Change of Control: Chief Executive Officer, Chief Financial Officer, President, Global Innovation; Chief Legal and Human Resources Officer; President, Baskin-Robbins U.S. and Canada; Chief Supply Officer; Chief Communications Officer; President Dunkin’ Donuts U.S. and Canada, Vice President, Dunkin’ Donuts & Baskin-Robbins, India, Middle East and Southeast Asia; provided that from time to time an Authorized Officer of DBI may, upon written notice to the Control Party and the Trustee, change the list of offices comprising the Leadership Team so long as such list (x) at all times includes, at a minimum, the Chief Executive Officer; Chief Financial Officer; President Dunkin’ Donuts U.S. and Canada; and (unless a Baskin-Robbins Asset Disposition has been announced or consummated) President, Baskin-Robbins U.S. and Canada and (y) at no time exceeds twenty (20) officers; provided, further, that any changes to such list notified to the Control Party and the Trustee during the period beginning on the date that is ninety (90) days preceding the announcement of a Change of Control and ending on the date that is twelve (12) months following the occurrence of a Change of Control shall be disregarded for purposes of this definition.”
(g)    to add the following new defined term to Annex A thereof, in alphabetical order:
““Hague Securities Convention” means the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary, concluded 5 July 2006.”
ARTICLE III
GENERAL
Section 3.1    Conditions to Effectiveness. The effectiveness of the amendments set forth herein are subject to the satisfaction of the following conditions precedent:
(a)    the delivery on the date hereof to the Trustee and the Servicer of one or more Officer’s Certificates of the Master Issuer pursuant to Section 13.1(a) and Section 13.6 of the Base Indenture, certifying (i) that the amendment to the Base Indenture set forth in Section 2.1(a) hereof could not reasonably be expected to adversely affect in any material respect the interests of any Noteholder, any Note Owner, the Servicer, the Trustee or any other Secured Party and (ii) that this Indenture Supplement is authorized or permitted by the Base Indenture, that all conditions precedent to this Indenture Supplement have been satisfied and that it will be valid and binding upon the Master Issuer and the Guarantors in accordance with its terms; and
(b)    the delivery on the date hereof to the Trustee and the Servicer of one or more Opinions of Counsel pursuant to Section 13.1(a)(ix) and Section 13.6 of the Base Indenture, confirming (i) that the Master Issuer is not an “investment company” within the meaning of Section 3(a)(1) of the Investment Company Act of 1940, as amended (the “1940 Act”) (without giving effect to the provisions of Section 3(c) of the 1940 Act) and (ii) that this Indenture Supplement is authorized or permitted by the Base Indenture, that all conditions precedent to this Indenture Supplement have been satisfied and that it will be valid and binding upon the Master Issuer and the Guarantors in accordance with its terms.
Section 3.2    Effect on Indenture. Subject to the satisfaction of the conditions precedent set forth in Section 3.1 hereof, (i) upon, respectively, the date hereof, December 31, 2017, December 30, 2018 and the Springing Amendment Effective Date, the applicable provisions of the Base Indenture described in, respectively, Sections 2.1, 2.2(a), 2.2(b) and 2.3 hereof shall be amended in accordance herewith, (ii) this Indenture Supplement shall form part of the Base Indenture for all purposes and (iii) the parties and each Noteholder and each other Secured Party shall be bound by the Base Indenture, as so amended. Except as expressly set forth or contemplated in this Indenture Supplement, the terms and conditions of the Base Indenture shall remain in place and shall not be altered, amended or changed in any manner whatsoever, except by any further amendment to the Base Indenture made in accordance with the terms of the Base Indenture, as amended by this Indenture Supplement.
Section 3.3    Binding Effect. This Indenture Supplement shall inure to the benefit of and be binding on the respective successors and assigns of the parties hereto and each Noteholder and each other Secured Party.
Section 3.4    Headings. The headings used in this Indenture Supplement are used for administrative convenience only and do not constitute substantive matters to be considered in construing the terms of this Indenture Supplement.
Section 3.5    Counterparts. This Indenture Supplement may be executed in any number of counterparts (including counterparts by facsimile or electronic mail), each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.
Section 3.6    Governing Law. THIS INDENTURE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 3.7    Amendments. This Indenture Supplement may not be modified or amended except in accordance with the terms of the Base Indenture.

Section 3.8    Trustee and Securities Intermediary. The Trustee and the Securities Intermediary assume no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Master Issuer and neither the Trustee nor the Securities Intermediary shall be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Indenture Supplement and makes no representation with respect thereto. In entering into this Indenture Supplement, the Trustee and the Securities Intermediary shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee or the Securities Intermediary.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Master Issuer, the Trustee and the Securities Intermediary have caused this Indenture Supplement to be duly executed and delivered by its respective duly authorized officer as of the day and year first written above.
DB MASTER FINANCE LLC, as Master Issuer

By:	/s/ Katherine D. Jaspon Name: Katherine D. Jaspon Title: Chief Financial Officer

[Signature Page to Indenture Supplement]

CITIBANK, N.A., in its capacity as Trustee and as Securities Intermediary

By:	/s/ Jacqueline Suarez Name: Jacqueline Suarez Title: Vice President

[Signature Page to Indenture Supplement]

CONSENT OF CONTROL PARTY AND SERVICER:
Midland Loan Services, a division of PNC Bank, National Association, as Control Party and as Servicer, hereby consents to the execution and delivery by the Master Issuer and the Trustee and Securities Intermediary of the foregoing Indenture Supplement.

MIDLAND LOAN SERVICES,
A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,

By: /s/ Steven W. Smith
Name: Steven W. Smith
Title: Executive Vice President

[Signature Page to Indenture Supplement]